Exhibit 4.5.1

(Face of Note)

THIS SECURITY MAY BE ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR THE PURPOSES OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.  HOLDERS THAT WISH TO OBTAIN INFORMATION ABOUT THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY OF THE INSTRUMENT FOR PURPOSES OF U.S. TAX LAW MAY DO SO BY CONTACTING: DeCrane Aircraft Holdings, Inc., 2361 Rosecrans Avenue, Suite 180 El Segundo, California  90245, Attention:  Chief Financial Officer.

CUSIP 243662 AE3

17% Senior Discount Notes due 2008

No. 1	$127,771,000

DECRANE AIRCRAFT HOLDINGS, INC. (THE “ISSUER”)

promises to pay to CEDE & CO., or registered assigns, the principal sum of One Hundred and Twenty Seven Million, Seven Hundred and Seventy-One Thousand Dollars ($127,771,000) on September 30, 2008.

Dated: July 23, 2004

DECRANE AIRCRAFT HOLDINGS, INC.

By:	/s/ RICHARD J. KAPLAN
Name: Richard J. Kaplan
Title: Chief Financial Officer

This is one of the
Notes referred to in the
within-mentioned Indenture:

U.S. BANK NATIONAL ASSOCIATION
as Trustee

By:	/S/ CAUNA M. SILVA
	Name:	Cauna M. Silva
	Title:	Vice President

(Back of Note)

17% Senior Discount Notes due 2008

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.07 OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF DECRANE AIRCRAFT HOLDINGS, INC.

THIS NOTE (OR ITS PREDECESSOR) HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS, EXCEPT AS SET FORTH IN THE NEXT SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE HOLDER: (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) (A “QIB”), (B) IT HAS ACQUIRED THIS NOTE IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT OR (C) IT IS AN INSTITUTIONAL “ACCREDITED INVESTOR” (AS DEFINED IN RULE 501(A) (1), (2), (3) OR (7) OR REGULATION D UNDER THE SECURITIES ACT (AN “IAI”), (2) AGREES THAT IT WILL NOT RESELL OR OTHERWISE TRANSFER THIS NOTE EXCEPT (A) TO THE ISSUERS OR ANY OF ITS SUBSIDIARIES, (B) TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QIB PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QIB IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (C) IN AN OFFSHORE TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR 904 OF THE SECURITIES ACT, (D) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144 UNDER THE SECURITIES ACT, (E) TO AN IAI THAT, PRIOR TO SUCH TRANSFER, FURNISHES THE TRUSTEE A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE TRANSFER OF THIS NOTE (THE FORM OF WHICH CAN BE OBTAINED FROM THE TRUSTEE) AND, IF SUCH TRANSFER IS IN RESPECT OF AN AGGREGATE PRINCIPAL AMOUNT AT MATURITY OF NOTES LESS THAN $250,000, AN OPINION OF COUNSEL ACCEPTABLE TO THE ISSUERS THAT SUCH TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT, (F) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL ACCEPTABLE TO THE ISSUERS) OR (G) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH THE APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION AND (3) AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS NOTE OR AN INTEREST HEREIN IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND.  AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION” AND “UNITED STATES” HAVE THE MEANINGS GIVEN TO THEM BY RULE 902 OF REGULATION S UNDER THE SECURITIES ACT. THE INDENTURE CONTAINS A PROVISION REQUIRING THE TRUSTEE TO REFUSE TO REGISTER ANY TRANSFER OF THIS NOTE IN VIOLATION OF THE FOREGOING.

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.                                       INTEREST.  No interest shall accrue on this Note.  Instead, the Accreted Value of the Note will accrete at a rate of 17% from the date of issuance, compounded semiannually on each March 30 and September 30 (commencing September 30, 2004), to an aggregate Accreted Value of $127,771,000, the full principal amount at maturity, on September 30, 2008.  The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate of 18% per annum.

2.                                       METHOD OF PAYMENT.  The Notes will be payable as to principal, premium and interest on overdue principal, if any, at the office of the Paying Agent and Registrar.  Holders of Notes must surrender their Notes to the Paying Agent to collect principal payments, and the Issuer may pay principal, premium and interest on overdue principal, if any, by check and may mail checks to a Holder’s registered address; provided that all payments with respect to Global Notes and Definitive Notes, the Holders of which have given wire transfer instructions to the Issuer, will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof.  Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3.                                       PAYING AGENT AND REGISTRAR.  Initially, U.S. Bank National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar.  The Issuer may change any Paying Agent or Registrar without notice to any Holder.  The Issuer or any of its Subsidiaries may act in any such capacity.

4.                                       INDENTURE   The Issuer issued the Notes under an Indenture dated as of July 23, 2004 (“Indenture”), among the Issuer, the Guarantors and the Trustee.  The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb).  The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms.  To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.  The Notes are obligations of the Issuer initially limited to $127,771,000 in aggregate principal amount at maturity.  Subject to limits in the Indenture, the Issuer may issue Additional Notes constituting the same series as the Initial Notes.

5.                                       OPTIONAL REDEMPTION.

Prior to September 30, 2004, the Notes may be redeemed at any time at the option of the Issuer, in whole or in part, upon not less than 30 nor more than 60 days’ notice, in cash at a redemption price equal to 106% of Accreted Value.  Thereafter, the Notes will be subject to redemption at any time at the option of the Issuer, in whole or in part, upon not less than 30 nor more than 60 days’ notice, in cash at the redemption prices (expressed as percentages of Accreted Value) set forth below, if redeemed during the twelve month period beginning on September 30 of the years indicated below, to the applicable redemption date:

Year	Percentage

2004	104.000%

2005	102.000%

2006 and thereafter	100.000%

6.                                       MANDATORY REDEMPTION.

Except as set forth in paragraph 7 below, the Issuer is not required to make mandatory redemption of, or sinking fund payments with respect to, the Notes.

7.                                       REPURCHASE AT OPTION OF HOLDER.

(a)                                  Upon the occurrence of a Change of Control (such date being the ‘‘Change of Control Payment’’), each Holder of Notes shall have the right to require the Issuer to purchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder’s Notes pursuant to an offer at an offer price in cash equal to 101% of the aggregate Accreted Value thereof.  Within 60 days following any Change of Control, subject to the provisions of the Indenture, the Issuer shall mail a notice to each Holder of Notes at such Holder’s registered address setting forth the procedures governing the offer as required by the Indenture.

(b)                                 When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Issuer will be required to make an offer to all Holders of Notes to purchase the maximum principal amount of Notes that may be purchased out of Excess Proceeds, at an offer price in cash in an amount equal to 100% of the Accreted Value thereof in accordance with the procedures set forth in the Indenture.  Holders of Notes that are subject to an offer to purchase will receive an Asset Sale Offer from the Issuer prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” on the reverse side of this Note.

8.                                       NOTICE OF REDEMPTION.   Notice of any redemption or offer to purchase will be mailed at least 30 days but not more than 60 days before the redemption or purchase date to each Holder of Notes to be redeemed or purchased at such Holder’s registered address.  Notes in denominations larger than $1,000 principal amount at maturity may be redeemed in part but only in whole multiples of $1,000 principal amount at maturity, unless all of the Notes held by a Holder are to be redeemed.

9.                                       DENOMINATIONS, TRANSFER, EXCHANGE.  The Notes are in registered form without coupons in denominations of $1,000 principal amount at maturity and integral multiples thereof.  The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture.  The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture.  The Issuer need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part.  Also, the Issuer need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed.

10.                                 PERSONS DEEMED OWNERS.  The registered Holder of a Note may be treated as its owner for all purposes.

11.                                 AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions set forth in the Indenture, the Indenture, the Note Guarantees or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount at maturity of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount at maturity of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).  Notwithstanding the foregoing, without the consent of any Holder of Notes, the Issuer, the Guarantors and the Trustee may amend or supplement the

Indenture, the Note Guarantees or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Issuer’s obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Issuer’s assets, to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not materially adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act or to provide for additional Note Guarantees of the Notes.

12.                                 DEFAULTS AND REMEDIES.

(a) Events of Default include: (a) default in payment when due of the principal of or premium, if any, on the Notes; (b) failure by the Issuer or any of its Restricted Subsidiaries for 30 days after receipt of notice from the Trustee or Holders of at least 25% in principal amount at maturity of the Notes then outstanding to comply with the provisions of Sections 4.07, 4.09, 4.10, 4.14 and Article 5 of the Indenture; (c) failure by the Issuer for 60 days after notice from the Trustee or the Holders of at least 25% in principal amount at maturity of the Notes then outstanding to comply with any of their other agreements in the Indenture or the Notes; (d) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (i) is caused by a failure to pay Indebtedness at its stated final maturity (after giving effect to any applicable grace period provided in such Indebtedness) (a “Payment Default”) or (ii) results in the acceleration of such Indebtedness prior to its stated final maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more; (e) failure by the Issuer or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $10.0 million (net of any amounts with respect to which a reputable and creditworthy insurance company has acknowledged liability in writing), which judgments are not paid, discharged or stayed for a period of 60 days; (f) except as permitted by the Indenture, any Note Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Note Guarantee; and (g) certain events of bankruptcy or insolvency with respect to the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary.  If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.  Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice.

(b) In the event of a declaration of acceleration of the Notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in clause (d) of the preceding paragraph, the declaration of acceleration of the Notes shall be automatically annulled if the holders of any Indebtedness described in clause (d) have rescinded the declaration of acceleration in respect of such Indebtedness within 30 days of the date of such declaration and if (i) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing Events of Default, except non-payment of principal or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

13.                                 NOTE GUARANTEES. The payment of principal of, premium, and interest and Liquidated Damages, if any, on the Notes are unconditionally guaranteed, jointly and severally, by the Guarantors.

14.                                 ADDITIONAL RIGHTS OF HOLDERS OF RESTRICTED GLOBAL NOTES.  In addition to the rights provided to Holders of Notes under the Indenture, Holders of Restricted Global Notes shall have the rights set forth in the Registration Rights Agreement dated as of July 23, 2004, among the Issuer, the Guarantors and the parties named on the signature pages thereof  (the “Registration Rights Agreement”).

15.                                 TRUSTEE DEALINGS WITH ISSUER.  The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Issuer or its Affiliates, and may otherwise deal with Issuer or its Affiliates, as if it were not the Trustee.

16.                                 NO RECOURSE AGAINST OTHERS.  A director, officer, employee, incorporator or stockholder, of the Issuer, as such, shall not have any liability for any obligations of the Issuer under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for the issuance of the Notes.

17.                                 AUTHENTICATION.  This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

18.                                 ABBREVIATIONS.  Customary abbreviations may be used in the name of a Holder or an assignee, such as:  TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

19.                                 CUSIP NUMBERS.  Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders.  No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture and/or the Registration Rights Agreement.  Requests may be made to:

DeCrane Aircraft Holdings, Inc.
2361 Rosecrans Avenue, Suite 180
El Segundo, California  90245
Attention: Chief Financial Officer

ASSIGNMENT FORM

To assign this Note, fill in the form below: (I) or (we) assign and transfer this Note to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint
to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name
appears on the face of this Note)

Signature Guarantee:

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.10 or 4.14 of the Indenture, check the box below:

☐ Section 4.10                                                           ☐ Section 4.14

If you want to elect to have only part of the Note purchased by the Issuer pursuant to Section 4.10 or Section 4.14 of the Indenture, state the principal amount at maturity you elect to have purchased: $

Date:	Your Signature:
(Sign exactly as your name appears on the Note)

Tax Identification No:

Signature Guarantee:

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Note Custodian